UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
July 10, 2018
Date of Report
(Date of earliest event reported)

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6333 North State Highway 161, 6th Floor
Irving, Texas 75038
(Address of principal executive offices)
(972) 870-6000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 10, 2018, the Board of Directors (the “Board”) of Blucora, Inc. (the “Company”) increased the size of the Board from eight (8) members to ten (10) members and appointed Carol Hayles and John MacIlwaine to the Board to fill the resulting vacancies. Ms. Hayles and Mr. MacIlwaine will serve as Class III directors, and their terms will expire at the Company’s 2020 Annual Meeting of Stockholders. Ms. Hayles and Mr. MacIlwaine have not been appointed to any Board committees at this time.

Ms. Hayles, 57, is the former Chief Financial Officer of CIT Group Inc., a U.S. bank and global lending and leasing business, a position she held from November 2015 to May 2017. From July 2010 to November 2015, Ms. Hayles was the Controller and Principal Accounting Officer of CIT Group Inc. and was responsible for all financial and regulatory reporting. Prior to joining CIT Group Inc., Ms. Hayles worked at Citigroup Inc. for 24 years, most recently as Deputy Controller from January 2008 to July 2010. Over her career at Citigroup Inc., her roles included Investor Relations, CFO of e-business, CFO of Global Relationship Banking, and CFO of Citibank Canada. Ms. Hayles began her career at PricewaterhouseCoopers in Toronto, Canada. She was a Canadian Chartered Accountant from 1985 to 2009, and she received her BBA from York University in Toronto.

Mr. MacIlwaine, 49, currently serves as VP, Chief Technology Officer at Braintree, a subsidiary of PayPal, Inc.  Prior to that he served as Chief Technology Officer of Lending Club Corporation, a lending company, from July 2012 to December 2016. From December 2011 to July 2012, Mr. MacIlwaine served as the Chief Information Officer at Green Dot Corporation, a provider of prepaid financial services. From April 2007 to November 2011, Mr. MacIlwaine served as head of global development at Visa, Inc., a credit card processing company, where he led program management and information services, including web application development, data warehousing, business intelligence and mobile development.  Mr. MacIlwaine holds a B.S.E. in computer engineering from the University of Michigan.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), each director appointed on a date other than the date of the Company’s Annual Meeting of Stockholders is entitled to (a) an initial grant of restricted stock units (“RSUs”) with a fair market value equal to $150,000 on the date of grant, which will vest equally over a three-year period on each anniversary of the date of grant, and (b) an annual grant of RSUs with a fair market value equal to $125,000 on the date of grant, prorated based on his or her appointment date, which will vest on the one-year anniversary of the date of grant. Accordingly, on July 10, 2018, Ms. Hayles and Mr. MacIlwaine each received (a) an initial grant of 3,807 RSUs, which will vest equally over a three-year period on each anniversary of the date of grant, and (b) a prorated annual grant of 2,885 RSUs, which will vest on the one-year anniversary of the date of grant. In accordance with the Policy, Ms. Hayles and Mr. MacIlwaine will also receive cash retainers to be paid quarterly for their service on the Board in the annual amount of $40,000.

There are no arrangements or understandings between either of Ms. Hayles or Mr. MacIlwaine and any other persons pursuant to which she or he was selected to serve as a director the Company. In addition, there are no transactions between the Company and either of Ms. Hayles or Mr. MacIlwaine or either of their immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

On July 11, 2018, the Company issued a press release announcing that Ms. Hayles and Mr. MacIlwaine were appointed to the Board. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description of Exhibit
99.1	Press release, dated July 11, 2018, issued by Blucora, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 11, 2018

BLUCORA, INC.

By: /s/ Ann J. Bruder
Ann J. Bruder
Chief Legal Officer and Secretary